Exhibit 11 - Statement of Computation of Per Share Earnings
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                                            2001(A)                    2000(A)                   1999(B)
                                            -------                    -------                   -------
Basic:
-----
Average Shares                              24,977,353                  20,863,271                19,371,382

Net income (loss) applicable
to Common Shares                            $  104,266                 ($4,701,285)              ($1,886,399)
                                            ==========                 ============              ============
Per share amount                                $0.004                     $(0.225)                  ($0.097)
                                            ==========                 ============              ============

Fully diluted:
-------------
Average shares outstanding
 disregarding dilutive
 outstanding stock options
 and warrants, and conversion
 of debentures for each year                24,977,353                20,863,271

Dilutive stock options and
 warrants, based on the treasury
 stock method using the average
 market price                                 1,637,441                 2,168,747

Floating convertible debentures              1,500,000                  1,565,574
                                            ----------                 ----------
Shares outstanding                          28,114,794                 24,597,592
                                            ==========                 ==========

Net income (loss)                           $  104,266                ($4,701,285)

Interest on Floating Convertible
 Debenture, net of taxes                        90,430                    113,613
                                            ----------                -----------
Net income (loss) for fully
 diluted calculation                        $  194,696                ($4,587,672)
                                            ==========                ============

Per share amount                                 0.007                      (0.187)
                                            ==========                 ============


Note A: The fully-diluted calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.

Note B: The fully-diluted calculation is not presented because the exercise price of outstanding options was greater than the average market price, therefore, exercise of the options is not assumed.
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